                                                                      EXHIBIT 11


                         NOVAMETRIX MEDICAL SYSTEMS INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                    YEAR ENDED
                                -----------------------------------------------
                                    April 27,        April 28,        April 30,
                                      1997             1996             1995
                                   ----------       ----------       ----------
PRIMARY EARNINGS PER SHARE:

Weighted average number of
   shares of Common Stock
   outstanding                       6,993,161        6,157,192        5,591,536

Net effect of dilutive common
   stock equivalents (1):

   Preferred Stock                     444,444          849,206        1,111,110

   All other                           721,721        1,070,319          947,300
                                    ----------       ----------       ----------

                                     1,166,165        1,919,525        2,058,410

Total weighted average number
   of shares of Common Stock
   and dilutive common stock
   equivalents outstanding           8,159,326        8,076,717        7,649,946
                                    ----------       ----------       ----------
NET INCOME                          $4,923,559       $3,116,795       $1,604,367

Per common share amounts (2):       $      .60       $      .39       $      .21
                                    ==========       ==========       ==========


(1) Earnings per common share amounts were computed by dividing net income by the weighted average number of shares of Common Stock and dilutive common stock equivalents outstanding during the year. Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's employee stock purchase plan. The computations of dilutive common stock equivalents are based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price.

(2) Fully diluted earnings per share are not materially different from primary earnings per share.


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